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                                                                   EXHIBIT 10.15

                             COOPERATION AGREEMENT

                      Agreement for a cooperation between


SEQUENOM Inc., Boston, c/o TVM Techno Venture Management L.P., 101 Arch Street
                             Boston, MA 02110, USA

                 - in the following: participation partnership
                       (Beteiligungsgesellschaft: BG) -

       and the Technologie Beteiligungs Gesellschaft mbH of the Deutsche
                     Ausgleichsbank, Wielandstr. 4,53170
                                     Bonn
                            - in the following: tbg

   with the maintenance of the participations mentioned in this agreement in SEQUENOM Instruments GmbH, Mendelssohnstrasse 15d, 22761 Hamburg

               - in the following: Technologie-Unternehmen (TU)

                                     (S) 1

                           PARTIES TO THE AGREEMENT

Within the scope of the program "Participation Capital for Start-Up Technology-.
     Companies" carried out by the Bundesministererium fur Bildung, Wissenschaft, Forschung und Technologie (BMBF) (Federal Ministry for Education, Science, Research and Technology) and the Deutsche Ausgleichsbank, tbg supports small technology-companies of the industrial economy, as long as they are not older than 10 years and as long as they comply with the definition of small and middle size firms (KMU) in the new federal states and Berlin (East), and small firms in the remaining federal area, respectively; i.e.

-  they do not employ more than 250 (50) workmen and either
-  achieve an annual turnover of not more than 40 Mio. DM (10 Mio. DM) or
-  achieve a balance sheet total of not more than 20 mio DM (4 mio DM), and
- are in possession of at the most 25% of one or more of companies not fulfilling these definitions (exception: public participation companies, high risk capital companies and - as far as no control is exercised -institutional investors).

All three prerequisites have to be fulfilled simultaneously; i.e. a company is only considered as KMU, if it has the required independence, if it meets the given with regard to the number of employees, and if it does not excede at least one of the limiting values for the annual turnover or balance sheet total respectively.
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tbg takes over shares for the financing of innovation projects according to the participation principles added by tbg, which are part of this agreement and which BG recognizes and that:

- for applied research and development up to a logic second before the beginning of the commercial production according to the EU definition with the following limitations:

- Applied research encompasses research or experiments with the purpose, to obtain new knowledge in order to facilitate the creation of new products, methods of production, or services. Normally we can say that it ends with the creation of a first prototype. Development encompasses work on the basis of applied research with the objective of the introduction of new or essentially improved products, methods of production or services up to - but not including - the industrial application and the commercial use. To this level belong pilot projects and demonstration projects, as well as the further necessary development work that will finally flow into a bundle of information which permits the taking up of the production.

-  for the investments for the introduction to the market

tbg intends to take over a silent participation in the amount of DM 3,000,000.00, provided that it will undertake that the participation mentioned in section 2 between BG and TU will be agreed to. A copy of the intended participation agreement between tbg and TU is attached to this agreement.

2) BG intends to take over from TU a participation in form of a non-refundable (company) premium in the amount of DM 3,000,000.00. This premium stands in relation with a pre-existing ordinary capital of BG in TU in the amount of DM 37,500.00

BG confirms that it will not lay any claims on the refinancing of a participation in TU in the scope of the program "participation capital for small technology companies" and the promotion (refinancing or securing) of this participation in TU from the ERP special assets.

3) The parties will immediately inform each other in writing, if the mentioned participation arrangements have been finalized with TU. As far as the final participation agreements differ from the announced drafts, the agreements have to be transmitted in the authoritative version and deviations (differences) are to be explained on request.

4) Possible later amendments of the participation agreements, sale/mortgaging of the shares and of the claims to tbg resulting from this cooperation agreement, or further participation or loan agreements, the parties shall only agree with the consent of their party to the agreement. As far as a proper notice to terminate between BG and TU is admissible through BG, it also needs the approval of tbg. The partners have to inform each other immediately about a notice of termination due to important reason, if possible before the announcement of the notice of termination.

                                     (S) 2

                               MANAGEMENT OF TU

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BG will control with the necessary care the management of TU and the development of the innovation scheme promoted by tbg and assist TU, if required, with management support. Fundamentally, BG is willing and in a position, but not obliged, to make additional means of financing available to TU, if needed.

                                     (S) 3

                               USE OF RESOURCES

Before the call off of means of participations of tbg, BG will verify the agreed upon call off assumptions between tbg and TU and, as far as they exist, confirm them. BG will support the call off, if there are neither economical nor Technical objections regarding the realization of the innovation plan promoted by tbg at the time of the call off and after their knowledge.

2) BG will verify and confirm the use according to paragraph 3 of the participation agreement between tbg and TU.

                                     (S) 4


                        INFORMATION AND CONTROL RIGHTS

1) BG obliges itself with tbg to the reporting about the economic situation of TU and about the position of the innovation plan promoted by tbg.

2) Reports are to be made regularly half-yearly up to March 31 and up to September 30.

3) An immediate and if possible a preceding report of tbg has to result by means of all measures known to BG that excede the normal management of TU. These are in particular the measures in need of consent, that according to (S) 5 of the participation agreement between tbg and TU and the reasons mentioned in
   (S) 12 of this participation agreement for a termination due to an urgent reason.

4) The report shall be made in writing, and in urgent cases mainly orally, provided that tbg does not renounce this explicitly in writing.

5) tbg is entitled to request on its own or through a designated third party extensive information about all legal relations of BG with TU and to inspect at BG all documents regarding TU.

6) BG agrees that tbg conveys to BMBF or the EU commission, on request, the existing data regarding his participation in TU for the realization of supervision and control authorities.

7) BG furthermore agrees that tbg conveys the obtained data about the participation of BG in TU for the scientific evaluation of the pilot project (Modellversuch) mentioned in (S) 1, section 1 of this agreement, to BMBF or to an appointed institution. Moreover, BG agrees to

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   provide immediately the information, required for the scientific evaluation of the pilot project, to BMBF and to an appointed institution. With regard to the evaluation and if need be with regard to the publication of data about the pilot project, it will be secured (guaranteed) that BG will suffer no damages.

                                     (S) 5

                              Risk participation

Investment refers to BG's total payment made for the subscription of the shares
----------
in TU.  This includes registered capital and share premium.

BG refers to Sequenom Inc.
--
tbg refers to the entity providing the silent partnership.
---
TU refers to Sequenom Instruments GmbH
--

BG is entitled to a partial compensation of a loss of its Investment entered into with TU according to (S) 1 section 2 (registered capital and premium) within 5 years from the beginning of the participation of tbg with TU.

1) A claim to a compensation from tbg is justified, if a bankruptcy procedure has been opened or has been initiated or if the opening of bankruptcy proceedings has been denied due to a lack of assets, or if an affidavit has been issued on behalf of the TU, or the continuous insolvency of TU has been proven in a different way.

tbg will pay to BG within 30 calendar days after the day of its justified claim a sum of 50% of its Investment made for acquiring the participation (i.e., which has been matched by the silent partnership) according to (S) 1 section 2, at the most, however, 50% of its own amount of participation paid to TU. The upper limit of tbg's payment will be adjusted to reflect a prior reduction of the silent partnership participation of tbg, such reduction being possible according to the Silent Partnership Agreement between tbg and TU.

2) If, due to a settlement by court (or outside court) of any claims of BG resulting from its participation a certain proportion of its Investment according to (S) 1 section 2 has been lost, or if BG within the scope of measures of stabilization, in which all creditors and participation donors of TU- the latter being equal quotas - are participating, has partially waived a claim to its Investment as defined in (S) 1 section 2, then BG can claim from tbg the reimbursement of this partial loss. However, tbg will only pay an amount that is in the same proportion with the highest amount of the risk participation (see section 1), as the partial loss of BG is to the total amount of its Investment. A partial payment reduces further obligations of tbg under the risk participation. (In other words, if the actual loss of the BG is reduced by a bankruptcy settlement or other settlement, then the claim to the tbg will be reduced in the same fashion.)

3) Until the termination of the sixth calendar month following BG's claim, tbg can demand from BG the total or partial transfer of the stock mentioned in
   (S) 1 section 2 to itself or to a third party appointed by tbg. Contingent payment obligations into TU's registered capital or share premium account, and damages obligations of BG will not be transferred to tbg. Transfer cost will be borne by BG. With the partial claim of tbg according to 2) the transfer obligation of BG is reduced in the same proportion as the payment obligation of tbg. (This

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   provision allows the tbg to have up to six months to decide to whom it may transfer the stock of the TU.) The transferability of TU's stock has to be maintained by BG and is a prerequisite for claiming tbg's risk participation.

                                     (S) 6

                   BEGINNING AND DURATION OF THE COOPERATION

1) BG is obliged towards tbg with the care of TU according to (S) 2 and with the informing according to (S) 4 of this agreement from the time when this agreement and the participation agreements between tbg and TU, as well as BG and TU have been signed by the participants respectively.

2) The cooperation ends with the termination of the participation of tbg or BG.

3) The proper termination of this cooperation agreement is excluded.

                                     (S) 7

                              GENERAL PROVISIONS

1) Amendments and supplements of this agreement are needed in writing. Oral agreements on the side of this agreement do not exist.

2) If one provision of this agreement is legally ineffective, then the other provisions are not affected by it. BG and tbg are obliged to replace ineffective provisions of agreement by regulations that are legally effective and that are corresponding in idea and purpose to the legally ineffective provisions as far as possible.

3) Bonn has been agreed upon as legal domicile for all legal disputes resulting from this agreement and its realization.

Bonn,                                          Boston

Technologie-Beteiligungs-                      SEQUENOM Inc., Boston
Gesellschaft m. b. H. der                      c/o TVM Techno Venture Management
Deutschen Ausgleichsbank                       101 Arch Street
                                               Boston, MA 02110
                                               USA

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